Aflac Incorporated 1st Quarter 2017 10-Q
EXHIBIT 15

May 3, 2017

Aflac Incorporated
Columbus, Georgia
Re: Registration Statement No. 333-197984 and 333-203839 on Form S-3; 333-135327, 333-161269, 333-202781, 333-158969, 333-27883, 333-200570, and 333-115105 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 3, 2017, related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Atlanta, Georgia